Exhibit 3.1

KLA CORPORATION,

A DELAWARE CORPORATION

AMENDED AND RESTATED BY-LAWS

AS AMENDED AND RESTATED:

NOVEMBER 6, 2025

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting in accordance with Article I Section 7 or Article II Section 11 of these By-Laws, as applicable, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.

Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called only by the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors, and shall be held at such place, on such date, and at such time as they shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

Section 3. Notice of Meetings. Notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date of such meeting, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by applicable law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law) or the Certificate of Incorporation of the Corporation. Notice of any meeting of stockholders will be given in accordance with Section 232 of the Delaware General Corporation Law.

When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the Delaware General Corporation Law; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum. At any meeting of the stockholders, the holders of a majority in voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by the Certificate of Incorporation or applicable law. If a quorum is not present at any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.

Section 5. Conduct of the Stockholders’ Meeting. At every meeting of the stockholders, the Chairman of the Board of the Corporation, or in his absence the Chief Executive Officer of the Corporation, or in his absence the President of the Corporation, or in his absence the Vice President designated by the Chairman of the Board or the Chief Executive Officer, or in the absence of such designation, any Vice President, or in the absence of the Chairman of the Board, Chief Executive Officer, President or any Vice President, a chairman chosen by the majority of the voting shares represented in person or by proxy, shall act as chairman of the meeting. The Secretary of the Corporation or a person designated by the chairman shall act as Secretary of the meeting. Unless otherwise approved by the chairman, attendance at any meeting of stockholders shall be restricted to stockholders of record, persons authorized in accordance with Section 8 of Article I of these By-Laws to act by proxy, and officers of the Corporation. Whether or not a quorum is present, the chairman of the meeting may adjourn or recess the meeting to another place, date or time.

Section 6. Conduct of Business. The Chairman shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance herewith or, at the Chairman’s discretion, in accordance with the wishes of the stockholders in attendance.

The Chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. The Chairman may impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any meeting except in accordance with the applicable procedures set forth in this Section 6, Section 7 of Article I below and Section 11 of Article II below. The Chairman of any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the applicable provisions of this Section 6, Section 7 of Article I below and Section 11 of Article II below, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 7. Notice of Stockholder Business (Other Than Director Nominations)

(a) Annual Meeting:

(i) The following provisions of this Section 7(a) shall not apply to nominations for the election of directors, which shall be governed by Section 11 of Article II of these By-Laws.

(ii) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record both at the time of giving notice provided for in these By-Laws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 7(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such Act, and the rules and regulations promulgated thereunder, the “1934 Act”)) at an annual meeting of stockholders.

(iii) For business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the immediately preceding paragraph, the stockholder must (1) have given timely notice thereof in writing to the Secretary of the Corporation as described below, (2) provide any updates or supplements to such notice at the times and in the forms required by this Section 7, and (3) such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the annual meeting and (B) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. For purposes hereof, a “public announcement” will mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed. In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) A stockholder’s notice to the Secretary of the Corporation must set forth:

(A) as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined below), (2) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (3) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the 1934 Act; provided, however, that the disclosures required by this paragraph (A) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner;

(B) as to each Proposing Person: (1) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and address of each Proposing Person, (2) the class and number of shares of the Corporation which are, directly or indirectly, owned of record, and (3) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

(C) as to each Proposing Person:

(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by the Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future,

(2) the date or dates such shares were acquired,

(3) the investment intent of such acquisition,

(4) any pledge by such Proposing Person with respect to any of such shares,

(5) a description of any agreement, arrangement or understanding with respect to the business between or among the Proposing Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner),

(6) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the 1934 Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the 1934 Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation:

(i)

any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of any class or series of shares of capital stock of the Corporation,

(ii)

any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(iii)	any contract, derivative, swap or other transaction or series of transactions designed to

(x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation,

(y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or

(z) increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the 1934 Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the 1934 Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(7) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(8) any other material relationship between such Proposing Person, on the one hand, and the Corporation, or any affiliate of the Corporation, on the other hand,

(9) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(10) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation,

(11) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (A) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (B) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity,

(12) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(13) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the 1934 Act; provided, however, that the disclosures in this paragraph (C) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner.

For purposes of this Section 7, the term “Proposing Person” shall mean (x) the stockholder providing the notice of business proposed to be brought before an annual meeting, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (z) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(vi) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(vii) Notwithstanding anything in these By-Laws to the contrary, no business (other than director nominations, which are governed by Section 11 of Article II of these By-Laws) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 7(a). The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 7(a), and, if he or she should so determine, he or she will so declare at the meeting that any such business not properly brought before the meeting will not be transacted. Notwithstanding the foregoing provisions of this Section 7(a), if the stockholder does not appear at the annual meeting to present the business described in the stockholder’s notice delivered pursuant to Section 7(a)(iv) above, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 7(a), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the business at the meeting by the stockholder stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

(viii) Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for an annual meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. This Section 7 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the 1934 Act and included in the Corporation’s proxy statement. Nothing in this Section 7 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(b) Special Meeting:

(i) The following provisions of this Section 7(b) shall not apply to nominations for the election of directors, which shall be governed by Section 11 of Article II of these By-Laws.

(ii) At a special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a special meeting, business must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders, properly brought before the meeting by a stockholder.

Section 8. Proxies and Voting. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy given in accordance with applicable law, including Rule 14a-19 promulgated under the 1934 Act. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the Delaware General Corporation Law.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for determining stockholders entitled to vote at the meeting, except as otherwise provided by the Certificate of Incorporation or applicable law.

Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Except as otherwise required by the Certificate of Incorporation, these By-Laws or applicable law, all matters submitted to a vote of stockholders shall be determined by a majority of the votes cast.

Section 9. Stock List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at any meeting of stockholders (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.

If the meeting is to be held at a place, the stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 10. Elimination of Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 11. Delivery by Stockholders. Whenever this Article I or Section 11 of Article II of these By-Laws requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof, unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested (and not by delivery of an electronic transmission to an information processing system), and the Corporation shall not be required to accept any document not in such written form or accept any document so delivered.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Number and Term of Office.

(a) The number of directors shall initially, as of the date of these By-Laws, be ten (10) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

(b) Except as provided in Sections 2 and 3 of this Article II, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 1, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast against that director, and neither abstentions nor broker non-votes shall count as votes cast for or against a nominee’s election. The Nominating and Governance Committee of the Board of Directors shall establish procedures, and may amend the same from time to time, under which any incumbent director who has not received a majority of the votes cast for his or her election in any uncontested election shall offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject any such resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. In making their respective decisions, the Nominating and Governance Committee and the Board of Directors shall consider all factors they deem relevant. Any director who tenders his or her offer of resignation shall not participate in the vote in either the Nominating and Governance Committee’s recommendation or the Board of Directors’ decision.

(c) Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for the remainder of the full term of the class of directors in which such new directorship was created or such vacancy occurred and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or directors, or the entire Board of Directors, may be removed, with or without cause, by the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Vacancies in the Board of Directors resulting from such removal may be filled by (A) a majority of the directors then in office, though less than a quorum, or (B) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen in accordance with clause (A) of the preceding sentence shall hold office for the remainder of the full term of the class of directors in which such vacancy occurred and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation or removal; directors so chosen in accordance with clause (B) of the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders immediately following such director’s election to the Board of Directors.

Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5. Special Meetings. Special meetings of the Board of Directors may be called by a majority of the directors then in office (rounded up to the nearest whole number), the Chairman of the Board or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not fewer than five (5) days before the meeting or by giving such notice by telephone, electronic transmission, telecopy or delivery by overnight courier service not fewer than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

Section 9. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1) To declare dividends from time to time in accordance with law;

(2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(4) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6) To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(8) To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation’s business and affairs.

Section 10. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 11. Nomination of Director Candidates.

(a) Annual Meeting:

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 11(a) or Section 12 will be eligible for election as directors at an annual meeting of the stockholders. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, at an annual meeting of the stockholders, only such nominations for director will be made as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record both at the time of giving notice provided for in these By-Laws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 11(a). For the avoidance of doubt, other than as provided in Section 12, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations at an annual meeting of stockholders.

(ii) For nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the immediately preceding paragraph, the stockholder must (1) have given timely notice thereof in writing to the Secretary of the Corporation as described below, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 11(a) and Section 13 and (3) provide any updates or supplements to such notice at the times and in the forms required by Section 11(a). To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the annual meeting and (B) the tenth (10th) day following the date on which public announcement (as defined in Section 7(a)(iii) of Article I of these By-Laws) of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a stockholder may deliver a nomination in accordance with the preceding sentence, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which such public announcement is first made by the Corporation. In no event may a Nominating Person (as defined below) provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. In no event will the public announcement of an adjournment or postponement of a stockholders meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) A stockholder’s notice to the Secretary of the Corporation regarding the nomination of one or more directors must set forth:

(A) as to each person, if any, whom the Nominating Person proposes to nominate for election or re-election as a director: (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 11 if such candidate for nomination were a Nominating Person, (2) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for the full term if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (4) a completed and signed questionnaire, representation and agreement as provided in Section 13;

(B) as to each Nominating Person: (1) the name and address, as they appear on the Corporation’s books, of the stockholder giving the notice, and the name and address of each Nominating Person, (2) the class and number of shares of the Corporation which are, directly or indirectly, owned of record, and (3) a representation that the stockholder intends to appear in person or by proxy at the meeting to present the nomination; and

(C) as to each Nominating Person:

(1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by the Nominating Person, except that such Nominating Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Nominating Person has a right to acquire beneficial ownership at any time in the future,

(2) the date or dates such shares were acquired,

(3) the investment intent of such acquisition,

(4) any pledge by such Nominating Person with respect to any of such shares,

(5) a description of any agreement, arrangement or understanding with respect to the nomination between or among the Nominating Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner),

(6) the material terms and conditions of any Synthetic Equity Position (as defined above) and that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Nominating Person; provided, that any Nominating Person satisfying the requirements of Rule 13d-1(b)(1) under the 1934 Act (other than a Nominating Person that so satisfies Rule 13d-1(b)(1) under the 1934 Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Nominating Person as a hedge with respect to a bona fide derivatives trade or position of such Nominating Person arising in the ordinary course of such Nominating Person’s business as a derivatives dealer,

(7) any material pending or threatened legal proceeding in which such Nominating Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(8) any other material relationship between such Nominating Person, on the one hand, and the Corporation, or any affiliate of the Corporation, on the other hand,

(9) any direct or indirect material interest in any material contract or agreement of such Nominating Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(10) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation,

(11) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity,

(12) a representation that such Nominating Person intends or is part of a group which intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect any nominee and (ii) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the 1934 Act and

(13) any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the 1934 Act; provided, however, that the disclosures in this paragraph (C) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Nominating Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner. No person will be eligible for election as a director of the Corporation at an annual meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 11(a).

For purposes of this Section 11(a), the term “Nominating Person” shall mean (i) the stockholder providing the notice of nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(vi) In addition to the requirements of this Section 11(a) with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the 1934 Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 11(a), unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the 1934 Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 11(a) or by Rule 14a-19 promulgated under the 1934 Act, as applicable, and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the 1934 Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period under Article II, Section 11(a)(ii) for an annual meeting or Article II, Section 11(b)(ii) for a special meeting, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the 1934 Act, or such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the 1934 Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

(vii) Notwithstanding the foregoing provisions of this Section 11(a), unless otherwise required by law, if the stockholder does not appear at the annual meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11(a), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the nomination at the meeting by the stockholder, stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

(viii) The chairman of the annual meeting may determine and declare, if the facts warrant, at the meeting that a nomination was not made in accordance with the provisions of this Section 11(a), and in such event the defective nomination will be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect; provided, however, that nothing in this Section 11(a) shall be deemed to limit any voting rights upon the occurrence of dividend arrearages, provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

(ix) Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination for director in the Corporation’s proxy statement and form of proxy for an annual meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

(b) Special Meeting:

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 11(b) will be eligible for election as directors at a special meeting of the stockholders. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, at a special meeting of the stockholders at which directors are to be elected pursuant to the notice for such meeting, only such nominations for director will be made as shall have been properly brought before the meeting. To be properly brought before a special meeting, nominations must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) properly brought before the meeting by a stockholder who (1) was a stockholder of record both at the time of giving notice provided for in these By-Laws and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 11(b).

(ii) In the event a special meeting is called for the purpose of electing one or more directors to the Board of Directors, any stockholder satisfying the requirements set forth in Section 11(b)(i)(C) above may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice for such meeting, if the stockholder delivers a notice satisfying the requirements set forth in Section 11(a)(iii) above and Section 13 below to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the special meeting nor later than the close of business on the later of: (i) the ninetieth (90th) day prior to the special meeting or (ii) the tenth (10th) day following the day on which public announcement (as defined in Section 7(a)(iii) of Article I of these By-Laws) is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, and shall provide any updates or supplements to such notice at the times and in the forms required by Sections 11(a)(v) and 13(c). In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. No person will be eligible for election as a director of the Corporation at a special meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 11(b).

(iii) Notwithstanding the foregoing provisions of this Section 11(b), unless otherwise required by law, if the stockholder does not appear at the special meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11(b), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the proposing of the nomination at the meeting by the stockholder, stating that the person is authorized to act for the stockholder as proxy at the meeting of stockholders.

(iv) The chairman of the special meeting may determine and declare, if the facts warrant, at the meeting that a nomination was not made in accordance with the provisions of this Section 11(b), and in such event the defective nomination will be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect; provided, however, that nothing in this Section 11(b) shall be deemed to limit any voting rights upon the occurrence of dividend arrearages, provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

Section 12. Proxy Access.

(a) Subject to the provisions of this Section 12, if any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders submits to the Corporation a Proxy Access Notice (as defined below) that complies with this Section 12 and such Eligible Stockholder or group of Eligible Stockholders otherwise satisfies all the terms and conditions of this Section 12 (such Eligible Stockholder or group of Eligible Stockholders, a “Nominating Stockholder”), the Corporation shall include in its proxy statement or on its form of proxy and ballot, as applicable (collectively, “proxy materials”), for any annual meeting of stockholders, in addition to any persons nominated for election by the Board of Directors or any committee thereof:

(i) the name of any person or persons nominated by such Nominating Stockholder for election to the Board of Directors at such annual meeting of stockholders who meets the requirements of this Section 12 (a “Nominee”);

(ii) disclosure about the Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission (the “Commission”) or other applicable law to be included in the proxy materials;

(iii) subject to the other applicable provisions of this Section 12, a written statement, not to exceed 500 words, that is not contrary to any of the Commission’s proxy rules, including Rule 14a-9 under the 1934 Act (a “Supporting Statement”), included by the Nominating Stockholder in the Proxy Access Notice intended for inclusion in the proxy materials in support of the Nominee’s election to the Board of Directors; and

(iv) any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 12.

(b) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Nominees than that number of directors constituting 25% of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 12 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (A) the number of Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting of stockholders (including, without limitation, any person who is or will be nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee), and (B) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors (including, without limitation, any person who was nominated by the Board of Directors pursuant to any agreement or understanding with one or more stockholders to avoid such person being formally proposed as a Nominee). In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 12(d) but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors as so reduced.

(ii) Any Nominating Stockholder submitting more than one Nominee for inclusion in the Corporation’s proxy materials shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number. In the event that the number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee from each Nominating Stockholder will be included in the Corporation’s proxy materials until the Maximum Number is reached, going in order from largest to smallest of the number of shares of common stock of the Corporation owned by each Nominating Stockholder as disclosed in each Nominating Stockholder’s Proxy Access Notice. If the Maximum Number is not reached after the highest ranking Nominee of each Nominating Stockholder has been selected, this process will be repeated as many times as necessary until the Maximum Number is reached. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 12(d), a Nominating Stockholder ceases to satisfy the requirements of this Section 12 or withdraws its nomination or a Nominee ceases to satisfy the requirements of this Section 12 or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of definitive proxy materials, then the nomination shall be disregarded, and the Corporation: (A) shall not be required to include in its proxy materials the disregarded Nominee and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and the election of such Nominee will not be voted on at the annual meeting of stockholders.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 12(c) continuously for the three-year period specified in Subsection (ii) below or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 12(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the 1934 Act.

(ii) An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 12 only if the person or each member of the group, as applicable, has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting of stockholders. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (two or more funds referred to under any of clause (A), (B) or (C), collectively a “Qualifying Fund”) shall be treated as one Eligible Stockholder. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Commission prior to the submission of the Proxy Access Notice.

(iv) For purposes of this Section 12, an Eligible Stockholder “owns” only those outstanding shares of the common stock of the Corporation as to which the Eligible Stockholder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other property based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (w) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (x) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares; provided that the Eligible Stockholder has the power to recall such loaned shares on no more than five (5) business days’ notice and includes in the Proxy Access Notice an agreement that it will (y) promptly recall such loaned shares upon being notified that any of its Nominees will be included in the Corporation’s proxy materials pursuant to this Section 12 and (z) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Each Nominating Stockholder shall furnish any other information that may reasonably be required by the Board of Directors to verify such stockholder’s continuous ownership of at least the Minimum Number during the three-year period referred to above.

(v) No person may be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the Corporation’s common stock as reflected in the Proxy Access Notice, and no shares may be attributed as owned by more than one person constituting a Nominating Stockholder under this Section 12.

(d) To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the one-year anniversary of the Corporation’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”):

(i) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Commission by the Nominating Stockholder as applicable, in accordance with the Commission’s rules;

(ii) A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A) the information, representations and agreements required with respect to the nomination of directors pursuant to Article II, Section 11 of these By-Laws;

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership, would not violate the Certificate of Incorporation, these By-Laws, or any applicable state or federal law or the rules of any stock exchange on which the Corporation’s common stock is traded;

(E) a representation and warranty that the Nominee:

(1)

does not have any direct or indirect material relationship with the Corporation and otherwise would qualify as an “independent director” under the rules of the primary stock exchange on which the Corporation’s common stock is traded and any applicable rules of the Commission;

(2)	would meet the audit committee independence requirements under the rules of the Commission and of the principal stock exchange on which the Corporation’s common stock is traded;

(3)	would qualify as a “non-employee director” for the purposes of Rule 16b-3 under the 1934 Act (or any successor rule);

(4)	would qualify as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision);

(5)

is not and has not been, within the past three years, an officer, director, affiliate or representative of a competitor, as defined under Section 8 of the Clayton Antitrust Act of 1914, as amended, and if the Nominee has held any such position during this period, details thereof; and

(6)

is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”), or Item 401(f) of Regulation S-K (or any successor rule) under the 1934 Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 12(c), has provided evidence of ownership to the extent required by Section 12(c)(i), and such evidence of ownership is true, complete and correct;

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 12(c) through the date of the annual meeting of stockholders;

(H) a representation and warranty that the Nominating Stockholder will not engage in or support, directly or indirectly, a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than a solicitation in support of the Nominee or any nominee of the Board of Directors;

(I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of stockholders;

(J) if desired by the Nominating Stockholder, a Supporting Statement;

(K) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(L) in the case of any Eligible Stockholder that is a Qualifying Fund consisting of two or more funds, documentation demonstrating that the funds are eligible to be treated as a Qualifying Fund and that each such fund comprising the Qualifying Fund otherwise meets the requirements set forth in this Section 12; and

(M) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election any individual as director at the annual meeting of stockholders other than its Nominee(s).

(iii) An executed agreement pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to any Nominee or one or more of the Corporation’s directors or director nominees, regardless of whether any such filing is required under any law, rule or regulation or whether any exemption from filing is available for such materials under any law, rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(D) to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses, demands, claims or other costs (including reasonable attorneys’ fees and disbursements of counsel) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Nominating Stockholder’s communications with the stockholders of the Corporation or out of information the Nominating Stockholder provided to the Corporation;

(E) in the event that (i) any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or (ii) the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 12(c), the Nominating Stockholder shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) (x) in the case of clause (i) above, notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, and (y) in the case of clause (ii) above, notify the Corporation why, and in what regard, the Nominating Stockholder fails to comply with the eligibility requirements described in Section 12(c) (it being understood that providing any such notification referenced in clauses (x) and (y) above shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Nominee from its proxy materials as provided in this Section 8); and

(iv) An executed agreement by the Nominee:

(A) to provide to the Corporation a completed copy of the Corporation’s director questionnaire and such other information as the Corporation may reasonably request;

(B) that the Nominee consents to be named in the proxy materials as a nominee and, if elected, to serve on the Board of Directors; and

(C) as required by Section 13(a).

The information and documents required by this Section 12(d) shall be: (x) provided with respect to and executed by each group member, in the case of information applicable to group members; and (y) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) if and to the extent applicable to a Nominating Stockholder or group member. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 12(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice pursuant to this Section 12.

(e) Exceptions and Clarifications.

(i) Notwithstanding anything to the contrary contained in this Section 12, (x) the Corporation may omit from its proxy materials any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement), (y) any nomination shall be disregarded, and (z) no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A) the Corporation receives a notice pursuant to Section 11 of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 12 or the Nominating Stockholder withdraws its nomination prior to the annual meeting of stockholders;

(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Certificate of Incorporation, these By-Laws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s common stock is traded;

(D) the Nominee was nominated for election to the Board of Directors pursuant to this Section 12 at one of the Corporation’s two preceding annual meetings of stockholders and (i) its nomination was withdrawn, (ii) such Nominee became ineligible to serve as a Nominee or as a Director, or (iii) such Nominee received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee; or

(E) (i) the Nominating Stockholder fails to continue to satisfy the eligibility requirements described in Section 12(c), (ii) any of the representations and warranties made in the Proxy Access Notice cease to be true, complete and correct in all material respects (or omits to state a material fact necessary to make the statements made therein not misleading), (iii) the Nominee becomes unwilling or unable to serve on the Board of Directors or (iv) the Nominating Stockholder or the Nominee materially violates or breaches any of its agreements, representations or warranties in this Section 12;

(ii) Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement included in the Proxy Access Notice, if: (A) such information is not true and correct in all material respects or omits a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or, without factual foundation, directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations with respect to, any person; or (C) the inclusion of such information in the proxy materials would otherwise violate the Commission’s proxy rules or any other applicable law, rule or regulation. Once submitted with a Proxy Access Notice, a Supporting Statement may not be amended, supplemented or modified by the Nominee or Nominating Stockholder.

(iii) For the avoidance of doubt, the Corporation may solicit against, and include in the proxy materials its own statement relating to, any Nominee.

(iv) This Section 12 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials (including, without limitation, any proxy card or written ballot).

(v) The interpretation of, and compliance with, any provision of this Section 12, including the representations, warranties and covenants contained herein, shall be determined by the Board of Directors or, in the discretion of the Board of Directors, one or more of its designees, in each case acting in good faith.

Section 13. Additional Requirements For Valid Nomination of Candidates to Serve as Director and, If Elected, to Be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 11 or 12 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered, to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in the form provided by the Corporation upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the Corporation upon written request of any stockholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect) and (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(b) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Standards. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 13, if necessary, so that the information provided or required to be provided pursuant to this Section 13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 11 or 12, as applicable, and this Section 13. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 11 or 12, as applicable, and this Section 13, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these By-Laws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 11 or 12, as applicable, and this Section 13.

ARTICLE III

COMMITTEES

Section 1. Committees of the Board of Directors. The Board of Directors, by a resolution passed by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties under Section 141(c)(2) of the Delaware General Corporation Law as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings (consistent with the notice provisions of Article II, Section 5 of these By-Laws); one-third of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.

ARTICLE IV

OFFICERS

Section 1. Generally. The officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer and such other officers as may from time to time be appointed by the Board of Directors. In addition, the Corporation’s officers for purposes of Section 16 of the 1934 Act shall be designated by the Board of Directors. Each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person.

Section 2. Chairman of the Board. The Chairman of the Board shall, if present, preside at meetings of the stockholders and the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these By-Laws. If there is no Chief Executive Officer, then the Chairman of the Board shall also be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Article IV, Section 3 of these By-Laws.

Section 3. Chief Executive Officer. The Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. In the absence or nonexistence of a Chairman of the Board, he shall preside at all meetings of the stockholders and the Board of Directors. He shall have the general powers and duties of management usually vested in the Chief Executive Officer of a Corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

Section 4. President. The President shall act in a general executive capacity with such duties and powers as may be prescribed by the Chief Executive Officer or the Board of Directors.

Section 5. Vice President. In addition to officers elected by the Board of Directors in accordance with the first paragraph of Section 1 of this Article IV, the Corporation may have one or more appointed vice presidents. Such appointed vice presidents may be appointed by the Board of Directors or the Chief Executive Officer. The Board of Directors may designate one or more appointed vice presidents as executive vice presidents or senior vice presidents, and the Chief Executive Officer may designate one or more appointed vice presidents as senior vice presidents. Each Vice President shall have such powers and duties as may be delegated to him by the Board of Directors or the Chief Executive Officer.

Section 6. Chief Financial Officer. The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation and shall have custody of all monies and securities of the Corporation. He shall make or cause to be made such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 7. Secretary. The Secretary shall issue all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders, the Board of Directors, and all committees of the Board of Directors. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation’s transfer agent or registrar, a record of the Corporation’s stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each. The Secretary shall have charge of the seal and the corporate books of the Corporation and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 8. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 9. Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors or by any officer who may be granted such power by the Board of Directors.

Section 10. Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, any officer of the Corporation for purposes of Section 16 of the 1934 Act, or any other officer of the Corporation authorized by the Chairman of the Board or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

Section 1. Certificates of Stock; Uncertificated Shares. Shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Each holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer, and the Treasurer (if there be such an officer), shall be authorized to sign any such certificate. Any or all of the signatures on the certificate may be a facsimile.

Section 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where (a) a certificate is issued in accordance with Section 4 of Article V of these By-Laws or (b) the shares being transferred or re-issued are uncertificated shares, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3. Record Date. The Board of Directors may fix a record date, which shall not be more than sixty (60) days nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for other action hereinafter described, as of which there shall be determined the stockholders who are entitled: (a) to notice of or to vote at any meeting of stockholders or any adjournment thereof; (b) to receive payment of any dividend or other distribution or allotment of any rights; or (c) to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

Section 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by electronic transmission, facsimile, prepaid telegram, mailgram or commercial courier service. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be (a) the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or (b) the time such notice is dispatched, if delivered through the mails or by electronic transmission, facsimile, telegram, mailgram or courier.

Section 2. Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent or a waiver by electronic transmission by any such person, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

Section 1. Electronic Signatures. Whenever the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws require or permit a signature, the signature may be a manual, facsimile, conformed or electronic signature (as defined in the Delaware General Corporation Law).

Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by an Assistant Secretary.

Section 3. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5. Time Periods. In applying any provision of these By-Laws which require that an act be done or not done a specified number of days prior to or following an event or that an act be done during a period of a specified number of days prior to or following an event, calendar days shall be used.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND

OFFICERS

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this by-law or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in such capacity and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Section 2 of this Article VIII, the Corporation shall not be required to indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation. Such right shall be a contract right and, with regard to a current or former director or officer, shall include the right to be paid by the Corporation expenses incurred in both defending any such proceeding in advance of its final disposition as well as any expenses (including without limitation legal fees) by reason of being a witness to any proceeding; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within sixty (60) days (in the case of a claim for indemnification) or thirty (30) days (in the case of a claim for an advancement of expenses) after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant is a current or former director or officer, and to the extent such claimant is successful therein, such claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights; Interpretation. The rights conferred on any person in Sections 1 and 2 of this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the officers appointed as such pursuant to and in accordance with Article IV of these By-Laws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and By-Laws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VIII.

Section 4. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

Section 5. Insurance. The Corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the Directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

Section 7. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation. Any adoption, amendment or repeal of By-Laws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation. In the event of any such adoption, amendment or repeal of these By-Laws by stockholders, in addition to any vote of the holders or any class or series of stock of this Corporation required by law or by these By-Laws, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.

ARTICLE X

FORUM SELECTION

(a) Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Court of Chancery”) of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or these By-Laws, or (D) any action asserting a claim against the Corporation, its current or former directors, officers or employees governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and (ii) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

(b) If any action the subject matter of which is within the scope of clause (i) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (i) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the 1934 Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

(d) If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.